Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8), (i) SEC File No. 333-148460,pertaining to the 1999 Share Option Plan, 2000 Share Option Plan, Israel 2003 Share Option Plan and 2007 Share Incentive Plan (the “2007 Plan”),  (ii) SEC File Nos. 333-189077, 333-196448 and 333-196449, each of which pertains to the 2007 Plan, of Lumenis Ltd. (the “Company”), of our report dated April 2, 2015, appearing in the Annual Report (Form 20-F) of the Company for the year ended December 31, 2014.

April 2, 2015 Tel Aviv, Israel	/s/ Brightman Almagor Zohar &Co Brightman Almagor Zohar &Co A member firm of Deloitte Touche Tohmatsu